                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
              PURSUANT TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13d-2(b)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. )



                              QuadraMed Corporation
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                    74730W101
                                 (CUSIP Number)


                                  June 5, 1998
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


        Rule 13d-1(b)
------
  x     Rule 13d-1(c)
------
        Rule 13d-1(d)
------

                                                              PAGE 1 OF 26 PAGES

1 NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Nitin T. Mehta

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  x
    --
(b) __

3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION

USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5 SOLE VOTING POWER

1,326,362

6 SHARED VOTING POWER

0

7 SOLE DISPOSITIVE POWER

1,326,362

8 SHARED DISPOSITIVE POWER

0

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,326,362

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ____

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

7.8%

12 TYPE OF REPORTING PERSON
IN

                                                              PAGE 2 OF 26 PAGES

1 NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Compex Investors I, L.P.

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  x
    --
(b) __

3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION

California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5 SOLE VOTING POWER

71,964

6 SHARED VOTING POWER

0

7 SOLE DISPOSITIVE POWER

71,964

8 SHARED DISPOSITIVE POWER

0

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,326,362

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN

SHARES   x
       ---

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

7.8%

12 TYPE OF REPORTING PERSON

PN

                                                              PAGE 3 OF 26 PAGES

1 NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Compex Investors II, L.P.

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  x
    --
(b) __

3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION

California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5 SOLE VOTING POWER

38,749

6 SHARED VOTING POWER

0

7 SOLE DISPOSITIVE POWER

38,749

8 SHARED DISPOSITIVE POWER

0

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,326,362

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN

SHARES   x
        --

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

7.8%

12 TYPE OF REPORTING PERSON

PN

                                                              PAGE 4 OF 26 PAGES

1 NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Transcorp C/F Nitin T. Mehta a/c IRC-6699-OT

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  x
    --
(b) __

3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION

USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5 SOLE VOTING POWER

4,965

6 SHARED VOTING POWER

0

7 SOLE DISPOSITIVE POWER

4,965

8 SHARED DISPOSITIVE POWER

0

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,326,362

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES  x
       ---

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

7.8%

12 TYPE OF REPORTING PERSON

OO

                                                              PAGE 5 OF 26 PAGES

1 NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Transcorp C/F Nitin T. Mehta a/c KPS-0227-00

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  x
    --
(b) __

3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION

USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5 SOLE VOTING POWER

8,903

6 SHARED VOTING POWER

0

7 SOLE DISPOSITIVE POWER

8,903

8 SHARED DISPOSITIVE POWER

0

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,326,362

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN

SHARES   x
        --

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

7.8%

12 TYPE OF REPORTING PERSON

OO

                                                              PAGE 6 OF 26 PAGES

1 NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Transcorp C/F Neil N. Mehta a/c IRZ-8055-OC

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  x
    --
(b) __

3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION

USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5 SOLE VOTING POWER

48,747

6 SHARED VOTING POWER

0

7 SOLE DISPOSITIVE POWER

48,747

8 SHARED DISPOSITIVE POWER

0

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,326,362

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN

SHARES   x
        --

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

7.8%

12 TYPE OF REPORTING PERSON

OO

                                                              PAGE 7 OF 26 PAGES

1 NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Transcorp C/F Nayan N. Mehta a/c IRZ-8054-OC

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  x
    --
(b) __

3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION
USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5 SOLE VOTING POWER

48,747

6 SHARED VOTING POWER

0

7 SOLE DISPOSITIVE POWER

48,747

8 SHARED DISPOSITIVE POWER

0

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,326,362

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN

SHARES   x
        --

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

7.8%

12 TYPE OF REPORTING PERSON

OO

                                                              PAGE 8 OF 26 PAGES

1 NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Transcorp C/F Meena N. Mehta a/c TP2-87332

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  x
    --
(b) __

3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION

USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5 SOLE VOTING POWER

5,753

6 SHARED VOTING POWER

0

7 SOLE DISPOSITIVE POWER

5,753

8 SHARED DISPOSITIVE POWER

0

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,326,362

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN

SHARES   x
        --

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

7.8%

12 TYPE OF REPORTING PERSON

OO

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                                                              PAGE 9 OF 26 PAGES

1 NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Neil N. Mehta 1996 Trust

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  x
    --
(b) __

3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION

USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5 SOLE VOTING POWER

43,010

6 SHARED VOTING POWER

0

7 SOLE DISPOSITIVE POWER

43,010

8 SHARED DISPOSITIVE POWER

0

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,326,362

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN

SHARES   x
        --

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

7.8%

12 TYPE OF REPORTING PERSON

OO

                                                             PAGE 10 OF 26 PAGES

1 NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Nayan N. Mehta 1996 Trust

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  x
    --

(b) __

3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION

USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5 SOLE VOTING POWER

43,011

6 SHARED VOTING POWER

0

7 SOLE DISPOSITIVE POWER

43,011

8 SHARED DISPOSITIVE POWER

0

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,326,362

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN

SHARES   x
        --

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

7.8%

12 TYPE OF REPORTING PERSON

OO

                                                             PAGE 11 OF 26 PAGES

1 NAME OF REPORTING PERSON

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Mehta Family Partners, L.P.

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  x
    --
(b) __

3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION

California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5 SOLE VOTING POWER

428,438

6 SHARED VOTING POWER

0

7 SOLE DISPOSITIVE POWER

428,438

8 SHARED DISPOSITIVE POWER

0

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,326,362

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN

SHARES   x
        --

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

7.8%

12 TYPE OF REPORTING PERSON

PN

                                                             PAGE 12 OF 26 PAGES

Item 1.

(a) Name of Issuer. QuadraMed Corporation

(b) Address of Issuer's Principal Executive Offices. 80 East Sir Francis Drake Boulevard, Suite 2A, Larkspur, CA 94939

Item 2.

(a), (b) and (c) The name, address of principal business office, or, if none, residence and citizenship of the persons filing are as follows:

(i)  Nitin T. Mehta, 58 Greenoaks Drive, Atherton, California 94027, USA

(ii) Compex Investors I, L.P., 58 Greenoaks Drive, Atherton, California 94027, California limited partnership.

(iii) Compex Investors II, L.P., 58 Greenoaks Drive, Atherton, California 94027, California limited partnership.

(iv) Transcorp C/F Nitin T. Mehta a/c IRC-6699-OT, 7103 South Revere Parkway, Englewood, Colorado 80112.

(v) Transcorp C/F Nitin T. Mehta a/c KPS-0227-00, 7103 South Revere Parkway, Englewood, Colorado 80112.

(vi) Transcorp C/F Neil N. Mehta a/c IRZ-8055-OC, 7103 South Revere Parkway, Englewood, Colorado 80112.

(vii) Transcorp C/F Nayan N. Mehta a/c IRZ-8054-OC, 7103 South Revere Parkway, Englewood, Colorado 80112.

(viii) Transcorp C/F Meena N. Mehta a/c TP2-87332, 7103 South Revere Parkway, Englewood, Colorado 80112.

(ix) Neil N. Mehta 1996 Trust, 58 Greenoaks Drive, Atherton, California,
94027.

(x) Nayan N. Mehta 1996 Trust, 58 Greenoaks Drive, Atherton, California 94027.

(xi) Mehta Family Partners, L.P., 58 Greenoaks Drive, Atherton, California 94027, a California limited partnership.

(d) Title of Class of Securities.  Common Stock

(e) CUSIP Number. 74730W101

                                                             PAGE 13 OF 26 PAGES

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
(c), check whether the person filing is a:

(a)__ Broker or Dealer registered under Section 15 of the Exchange Act

(b)__ Bank as defined in Section 3(a)(6) of the Exchange Act

(c)__ Insurance company as defined in Section 3(a)(19) of the Exchange Act

(d)__ Investment company registered under Section 8 of the Investment
      Company Act

(e)__ An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E)

(f)__ An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)

(g)__ A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)

(h)__ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act

(i)__ A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act

(j)__ Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

If this statement is filed pursuant to Rule 13d-1(c), check this box   x

Item 4.  Ownership

(a) Amount Beneficially Owned

1,326,362, by each reporting person

(b) Percent of Class

7.8%, by each reporting person

(c) Number of shares as to which such person has:

(i) sole power to vote or to direct the vote

Nitin T. Mehta - 1,326,362

Compex Investors I, L.P. - 71,964

Compex Investors II, L.P. - 38,749

Transcorp C/F Nitin T. Mehta a/c IRC-6699-OT - 4,965

Transcorp C/F Nitin T. Mehta a/c KPS-0227-00 - 8,903

Transcorp C/F Neil N. Mehta a/c IRZ-8055-OC - 48,747

Transcorp C/F Nayan N. Mehta a/c IRZ-8054-OC - 48,747

Transcorp C/F Meena N. Mehta a/c TP2-87332 - 5,753

Neil N. Mehta 1996 Trust - 43,010

Nayan N. Mehta 1996 Trust - 43,011

Mehta Family Partners, L.P. - 428,438

(ii) shared power to vote or to direct the vote

0, by each reporting person

(iii) sole power to dispose or to direct the disposition of

Nitin T. Mehta - 1,326,362

Compex Investors I, L.P. - 71,964

                                                             PAGE 14 OF 26 PAGES

Compex Investors II, L.P. - 38,749

Transcorp C/F Nitin T. Mehta a/c IRC-6699-OT - 4,965

Transcorp C/F Nitin T. Mehta a/c KPS-0227-00 - 8,903

Transcorp C/F Neil N. Mehta a/c IRZ-8055-OC - 48,747

Transcorp C/F Nayan N. Mehta a/c IRZ-8054-OC - 48,747

Transcorp C/F Meena N. Mehta a/c TP2-87332 - 5,753

Neil N. Mehta 1996 Trust - 43,010

Nayan N. Mehta 1996 Trust - 43,011

Mehta Family Partners, L.P. - 428,438


(iv) shared power to dispose or to direct the disposition of

0, by each reporting person

Item 5. Ownership of Five Percent or Less of a Class. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following __.

Item 6. Ownership of More than Five Percent on Behalf of Another Person. Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company. Not Applicable

Item 8. Identification and Classification of Members of the Group. Not
Applicable

Item 9. Notice of Dissolution of Group Not Applicable

                                                             PAGE 15 OF 26 PAGES

Item 10.  Certifications.

        By signing below the undersigned certifies that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:   June 15, 1998

                              COMPEX INVESTORS I, L.P.
                              COMPEX INVESTORS II, L.P.
                              TRANSCORP C/F NITIN T. MEHTA A/C IRC-6699-OT
                              TRANSCORP C/F NITIN T. MEHTA A/C KPS-0227-00
                              TRANSCORP C/F NEIL N. MEHTA A/C IRZ-8055-OC
                              TRANSCORP C/F NAYAN N. MEHTA A/C IRZ-8054-OC
                              TRANSCORP C/F MEENA N. MEHTA A/C TP2-87332
                              NEIL N. MEHTA 1996 TRUST
                              NAYAN N. MEHTA 1996 TRUST
                              NITIN T. MEHTA
                              MEHTA FAMILY PARTNERS, L.P.


                              By:   /s/ Nitin T. Mehta
                                    --------------------------------------------
                                    Nitin T. Mehta on behalf of Compex Investors
                                    I, L.P., Compex Investors II, L.P. Transcorp
                                    C/F Nitin T. Mehta a/c IRC-6699-OT,
                                    Transcorp C/F Nitin T. Mehta a/c KPS-0227-
                                    00, Transcorp C/F Neil N. Mehta a/c
                                    IRZ-8055-OC, Transcorp C/F Nayan N. Mehta
                                    a/c IRZ-8054-OC, Transcorp C/F Meena N.
                                    Mehta a/c TP2-87332, Neil N. Mehta 1996
                                    Trust, Nayan N. Mehta 1996 Trust, Nitin T.
                                    Mehta and Mehta Family Partners, L.P.,
                                    pursuant to agreements annexed as exhibits
                                    to this Schedule 13G

                                                             PAGE 16 OF 26 PAGES

EXHIBITS

1. Agreement dated June 11, 1998 between Compex Investors I, L.P. and Mr. Nitin T. Mehta authorizing Mr. Mehta to file the Schedule 13G and any amendment thereto on behalf of Compex Investors I, L.P.

2. Agreement dated June 11, 1998 between Compex Investors II, L.P. and Mr. Nitin T. Mehta authorizing Mr. Mehta to file the Schedule 13G and any amendment thereto on behalf of Compex Investors II, L.P.

3. Agreement dated June 11, 1998 between Mehta Family Partners, L.P. and Mr. Nitin T. Mehta authorizing Mr. Mehta to file the Schedule 13G and any amendment thereto on behalf of Mehta Family Partners, L.P.

4. Agreement dated June 11, 1998 between Transcorp C/F Nitin T. Mehta a/c IRC-6699-OT and Mr. Nitin T. Mehta authorizing Mr. Mehta to file the
        Schedule 13G and any amendment thereto on behalf of Transcorp C/F Nitin
        T. Mehta a/c IRC-6699-OT.

5. Agreement dated June 11, 1998 between Transcorp C/F Nitin T. Mehta a/c KPS-0227-00 and Mr. Nitin T. Mehta authorizing Mr. Mehta to file the
        Schedule 13G and any amendment thereto on behalf of Transcorp C/F Nitin
        T. Mehta a/c KPS-0227-00.

6. Agreement dated June 11, 1998 between Transcorp C/F Neil N. Mehta a/c IRZ-8055-OC and Mr. Nitin T. Mehta authorizing Mr. Mehta to file the
        Schedule 13G and any amendment thereto on behalf of Transcorp C/F Neil
        N. Mehta a/c IRZ-8055-OC.

7. Agreement dated June 11, 1998 between Transcorp C/F Nayan N. Mehta a/c IRZ-8054-OC and Mr. Nitin T. Mehta authorizing Mr. Mehta to file the
        Schedule 13G and any amendment thereto on behalf of Transcorp C/F Nayan
        N. Mehta a/c IRZ-8054-OC.

8. Agreement dated June 11, 1998 between Transcorp C/F Meena N. Mehta a/c TP2-87332 and Mr. Nitin T. Mehta authorizing Mr. Mehta to file the
        Schedule 13G and any amendment thereto on behalf of Transcorp C/F Meena
        N. Mehta a/c TP2-87332.

9. Agreement dated June 11, 1998 between Neil N. Mehta 1996 Trust and Mr. Nitin T. Mehta authorizing Mr. Mehta to file the Schedule 13G and any amendment thereto on behalf of Neil N. Mehta 1996 Trust.

10. Agreement dated June 11, 1998 between Nayan N. Mehta 1996 Trust and Mr. Nitin T. Mehta authorizing Mr. Mehta to file the Schedule 13G and any amendment thereto on behalf of Nayan N. Mehta 1996 Trust.

                                                             PAGE 17 OF 26 PAGES

                                    EXHIBIT 1


                                  June 15, 1998


Nitin T. Mehta
58 Greenoaks Drive
Atherton, California 94027

Dear Mr. Mehta:

        Pursuant to Rule 13d-1(k)(iii) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agrees that Nitin T. Mehta may file as necessary on behalf of the undersigned with the Securities and Exchange Commission a Schedule 13G or a Schedule 13D and any amendments thereto in respect of shares of common stock of QuadraMed Corporation purchased, owned or sold from time to time by the undersigned.

        Nitin T. Mehta is hereby authorized to file a copy of this letter as an exhibit to said Schedule 13G or Schedule 13D or any amendments thereto.

                                    Very truly yours,

                                    COMPEX INVESTORS I, L.P.

                                    By:     MBI Investment Partners, L.P.
                                    Its:    General Partner

                                            By:    Mehta & Company, Inc.
                                            Its:   General Partner


                                    By:  /s/ NITIN T. MEHTA
                                        ----------------------------------------
                                            Nitin T. Mehta, President

                                                             PAGE 18 OF 26 PAGES

                                    EXHIBIT 2


                                  June 15, 1998


Nitin T. Mehta
58 Greenoaks Drive
Atherton, California 94027

Dear Mr. Mehta:

        Pursuant to Rule 13d-1(k)(iii) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agrees that Nitin T. Mehta may file as necessary on behalf of the undersigned with the Securities and Exchange Commission a Schedule 13G or a Schedule 13D and any amendments thereto in respect of shares of common stock of QuadraMed Corporation purchased, owned or sold from time to time by the undersigned.

        Nitin T. Mehta is hereby authorized to file a copy of this letter as an exhibit to said Schedule 13G or Schedule 13D or any amendments thereto.

                                    Very truly yours,

                                    COMPEX INVESTORS II, L.P.

                                    By:     MBI Investment Partners, L.P.
                                    Its:    General Partner

                                            By:    Mehta & Company, Inc.
                                            Its:   General Partner


                                    By:  /s/ NITIN T. MEHTA
                                         ---------------------------------------
                                            Nitin T. Mehta, President

                                                             PAGE 19 OF 26 PAGES

                                    EXHIBIT 3



                                  June 15, 1998


Nitin T. Mehta
58 Greenoaks Drive
Atherton, California 94027

Dear Mr. Mehta:

        Pursuant to Rule 13d-1(k)(iii) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agrees that Nitin T. Mehta may file as necessary on behalf of the undersigned with the Securities and Exchange Commission a Schedule 13G or a Schedule 13D and any amendments thereto in respect of shares of common stock of QuadraMed Corporation purchased, owned or sold from time to time by the undersigned.

        Nitin T. Mehta is hereby authorized to file a copy of this letter as an exhibit to said Schedule 13G or Schedule 13D or any amendments thereto.

                                   Very truly yours,

                                   MEHTA FAMILY PARTNERS, L.P.


                                   By:  /s/ NITIN T. MEHTA
                                        ----------------------------------------
                                            Nitin T. Mehta, General Partner

                                                             PAGE 20 OF 26 PAGES

                                    EXHIBIT 4



                                  June 15, 1998


Nitin T. Mehta
58 Greenoaks Drive
Atherton, California 94027

Dear Mr. Mehta:

        Pursuant to Rule 13d-1(k)(iii) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agrees that Nitin T. Mehta may file as necessary on behalf of the undersigned with the Securities and Exchange Commission a Schedule 13G or a Schedule 13D and any amendments thereto in respect of shares of common stock of QuadraMed Corporation purchased, owned or sold from time to time by the undersigned.

        Nitin T. Mehta is hereby authorized to file a copy of this letter as an exhibit to said Schedule 13G or Schedule 13D or any amendments thereto.

                                   Very truly yours,

                                   TRANSCORP C/F NITIN T. MEHTA
                                   a/c IRC-6699-OT


                                   By:   /s/ MICHELLE COON
                                        ----------------------------------------
                                   Name:   Michelle Coon
                                        ----------------------------------------
                                   Title:     Trust Officer
                                         ---------------------------------------

                                                             PAGE 21 OF 26 PAGES

                                    EXHIBIT 5


                                  June 15, 1998


Nitin T. Mehta
58 Greenoaks Drive
Atherton, California 94027

Dear Mr. Mehta:

        Pursuant to Rule 13d-1(k)(iii) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agrees that Nitin T. Mehta may file as necessary on behalf of the undersigned with the Securities and Exchange Commission a Schedule 13G or a Schedule 13D and any amendments thereto in respect of shares of common stock of QuadraMed Corporation purchased, owned or sold from time to time by the undersigned.

        Nitin T. Mehta is hereby authorized to file a copy of this letter as an exhibit to said Schedule 13G or Schedule 13D or any amendments thereto.

                                   Very truly yours,

                                   TRANSCORP C/F NITIN T. MEHTA
                                   a/c KPS-0227-00


                                   By:   /s/ MICHELLE COON
                                        ----------------------------------------
                                   Name:   Michelle Coon
                                        ----------------------------------------
                                   Title:     Trust Officer
                                         ---------------------------------------

                                                             PAGE 22 OF 26 PAGES

                                    EXHIBIT 6


                                 June 15, 1998


Nitin T. Mehta
58 Greenoaks Drive
Atherton, California 94027

Dear Mr. Mehta:

        Pursuant to Rule 13d-1(k)(iii) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agrees that Nitin T. Mehta may file as necessary on behalf of the undersigned with the Securities and Exchange Commission a Schedule 13G or a Schedule 13D and any amendments thereto in respect of shares of common stock of QuadraMed Corporation purchased, owned or sold from time to time by the undersigned.

        Nitin T. Mehta is hereby authorized to file a copy of this letter as an exhibit to said Schedule 13G or Schedule 13D or any amendments thereto.

                                   Very truly yours,

                                   TRANSCORP C/F NEIL N. MEHTA
                                   a/c IRZ-8055-OC


                                   By:   /s/ MICHELLE COON
                                        ----------------------------------------
                                   Name:   Michelle Coon
                                        ----------------------------------------
                                   Title:     Trust Officer
                                         ---------------------------------------

                                                             PAGE 23 OF 26 PAGES

                                    EXHIBIT 7


                                  June 15, 1998


Nitin T. Mehta
58 Greenoaks Drive
Atherton, California 94027

Dear Mr. Mehta:

        Pursuant to Rule 13d-1(k)(iii) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agrees that Nitin T. Mehta may file as necessary on behalf of the undersigned with the Securities and Exchange Commission a Schedule 13G or a Schedule 13D and any amendments thereto in respect of shares of common stock of QuadraMed Corporation purchased, owned or sold from time to time by the undersigned.

        Nitin T. Mehta is hereby authorized to file a copy of this letter as an exhibit to said Schedule 13G or Schedule 13D or any amendments thereto.

                                   Very truly yours,

                                   TRANSCORP C/F NAYAN N. MEHTA
                                   a/c IRZ-8054-OC


                                   By:   /s/ MICHELLE COON
                                        ----------------------------------------
                                   Name:   Michelle Coon
                                        ----------------------------------------
                                   Title:     Trust Officer
                                         ---------------------------------------

                                                             PAGE 24 OF 26 PAGES
                                    EXHIBIT 8



                                  June 15, 1998


Nitin T. Mehta
58 Greenoaks Drive
Atherton, California 94027

Dear Mr. Mehta:

        Pursuant to Rule 13d-1(k)(iii) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agrees that Nitin T. Mehta may file as necessary on behalf of the undersigned with the Securities and Exchange Commission a Schedule 13G or a Schedule 13D and any amendments thereto in respect of shares of common stock of QuadraMed Corporation purchased, owned or sold from time to time by the undersigned.

        Nitin T. Mehta is hereby authorized to file a copy of this letter as an exhibit to said Schedule 13G or Schedule 13D or any amendments thereto.

                                   Very truly yours,

                                   TRANSCORP C/F MEENA N. MEHTA
                                   a/c TP2-87332


                                   By:   /s/ MICHELLE COON
                                        ----------------------------------------
                                   Name:   Michelle Coon
                                        ----------------------------------------
                                   Title:     Trust Officer
                                         ---------------------------------------

                                                             PAGE 25 OF 26 PAGES

                                    EXHIBIT 9



                                 June 15, 1998


Nitin T. Mehta
58 Greenoaks Drive
Atherton, California 94027

Dear Mr. Mehta:

        Pursuant to Rule 13d-1(k)(iii) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agrees that Nitin T. Mehta may file as necessary on behalf of the undersigned with the Securities and Exchange Commission a Schedule 13G or a Schedule 13D and any amendments thereto in respect of shares of common stock of QuadraMed Corporation purchased, owned or sold from time to time by the undersigned.

        Nitin T. Mehta is hereby authorized to file a copy of this letter as an exhibit to said Schedule 13G or Schedule 13D or any amendments thereto.

                                        Very truly yours,

                                        NEIL N. MEHTA 1996 TRUST


                                        By:    /s/ PRABHU GOEL
                                            ------------------------------------
                                             Prabhu Goel, Trustee

                                                             PAGE 26 OF 26 PAGES

                                   EXHIBIT 10


                                  June 15, 1998


Nitin T. Mehta
58 Greenoaks Drive
Atherton, California 94027

Dear Mr. Mehta:

        Pursuant to Rule 13d-1(k)(iii) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agrees that Nitin T. Mehta may file as necessary on behalf of the undersigned with the Securities and Exchange Commission a Schedule 13G or a Schedule 13D and any amendments thereto in respect of shares of common stock of QuadraMed Corporation purchased, owned or sold from time to time by the undersigned.

        Nitin T. Mehta is hereby authorized to file a copy of this letter as an exhibit to said Schedule 13G or Schedule 13D or any amendments thereto.

                                        Very truly yours,

                                        NAYAN N. MEHTA 1996 TRUST


                                        By:   /s/ PRABHU GOEL
                                             -----------------------------------
                                             Prabhu Goel, Trustee